Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Sets May 5, 2017 Closing Date for Sale of Construction

Claims Group to Private Equity Firm Bridgepoint

PHILADELPHIA — May 3, 2017 — Hill International (NYSE:HIL), the global leader in managing construction risk, announced today that it has set a May 5, 2017 funding and closing date for the sale of its Construction Claims Group to Bridgepoint Development Capital, part of international private equity group Bridgepoint.  On May 3, 2017, the Company and Bridgepoint entered into an amendment of the definitive Stock Purchase Agreement dated December 20, 2017 (as amended, the “Definitive Agreement”) providing for, among other things, a funding and closing date of May 5, 2017, a reduction in the purchase price of $7.0 million, from $147.0 million to $140.0 million in cash, an increase of $3.0 million in the working capital that the Company must deliver to Bridgepoint, from $35.4 million to $38.4 million, and additional specific indemnification of the buyer relating to certain potential CCG liabilities.

Following the closing, Hill International, will have 3,300 professionals in 60 offices worldwide and provide program management, project management, construction management and other consulting services primarily to the buildings, transportation, environmental, energy and industrial markets.  Engineering News-Record magazine recently ranked Hill as the eighth largest construction management firm in the United States.  For more information on Hill, please visit our website at www.hillintl.com.

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby.  Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties.  Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements include an unforeseen event delaying the closing of the CCG, that there may be adverse effects or disruption from the sale that negatively impact Hill’s remaining business or other risks as well as the other factors which are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue and our expenses may be higher than anticipated.  We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.

John P. Paolin

Senior Vice President of Marketing and

Corporate Communications

(215) 309-7710

johnpaolin@hillintl.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

(HIL-G)

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